News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE  DRAFT R6
Graham Corporation Reports 25% Sales Increase for Third Quarter
•	Third quarter diluted earnings per share were $0.15 versus $0.01 loss in prior year
•	Nine month net income improves $3.2 million year-over-year to $2.6 million
•	Quarterly bookings were up 2.8% and backlog increased 37% from December 31, 2004
BATAVIA, NY, February 1, 2006 – Graham Corporation (AMEX: GHM) today reported results for its third quarter and first nine months of fiscal year 2006. Net income for the quarter was $560 thousand, or $0.15 per diluted share, compared with a loss of $21 thousand in the third quarter of last year, or $.01 per diluted share. Sales for the quarter were $13.5 million, a 25% increase over the same quarter last year. Higher sales primarily reflect expanded global demand for Graham equipment in the petrochemical and oil refinery markets.
Net sales in the third quarter by market were approximately 31% to oil refinery projects, 24% to chemical and petrochemical projects and 26% to power projects. The remaining 19% of net sales were for other industrial or commercial applications. International sales in the third quarter were $5.3 million compared with $4.6 million in the third quarter of the prior year. Exports to Canada, Asia, Mexico and the Middle East drove the increase in revenue.
William C. Johnson, President and CEO of Graham Corporation commented, “Improvements in the Chinese economy and the rise of its middle-class are driving a growing demand for consumer products to include everything from automobiles to clothing and home furnishings. Refinery and petrochemical production capacity must expand to meet this increasing consumer demand. To capitalize on this momentum, we are increasing our physical presence in China. We established a sales operation in 2005, and in January 2006, Steve Northrup, our former Batavia-based Vice President of Information Technology, moved to China and assumed the role of Vice President of Asia Operations. We are establishing engineering capabilities and manufacturing relationships in China as well. To effectively execute our international sales and operations strategies, foreign investments will be required.”
Gross margin for the third quarter was 26.6%, up from 23.9% in the third quarter of the previous fiscal year. Higher sales helped to improve the Company’s gross margin, but were partially offset by increased material and energy costs, as well as higher labor costs and equipment and production facility maintenance expenses. Gross margin was down from 33.0% in the second quarter of fiscal year 2006 both as a result of lower volume and a change in product mix.
Selling, general and administrative (“SG&A”) expenditures increased 35%, or $704 thousand, for the three months ended December 31, 2005, compared with the same period last year. As a percentage of sales, SG&A was 20% in this fiscal third quarter compared with 19% in the same quarter of the prior year. Included in the increase were increased compensation and benefit costs, costs associated with the Company’s expansion efforts into China, and higher consulting and travel expenses.
Operating margin improved to 6.4% in the quarter ended December 31, 2005 from 5.1% in the third quarter of the prior fiscal year.
Orders received in the third quarter of fiscal 2006 were $14.3 million compared with $14.0 million in the third quarter of fiscal 2005. Orders for the nine-month period increased 30%, to $47.6 million, over the
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Graham Corporation Reports 25% Increase in Sales for Third Quarter
February 1, 2006
same period last year. Export orders increased 56% when compared with the same quarter last year, while domestic orders were down 49% for the quarter. The decline in domestic orders was primarily related to timing of the Company’s receipt of orders from customers. Of the orders received in the third fiscal quarter, approximately 31% were for refinery projects, 50% were associated with chemical and petrochemical facilities, 2% were power related, and 17% were for other industrial and commercial applications.
As of December 31, 2005, backlog was $30.3 million compared with $22.1 million at December 31, 2004, a 37% increase. Approximately 40% of the backlog can be attributed to equipment for refinery work, 46% to chemical and petrochemical projects, 5% to power generation projects and 9% to a variety of other industrial and commercial applications.
Nine Month Review
For the nine months ended December 31, 2005, sales increased 40% year-over-year. Sales growth in the nine-month period was principally driven by the oil refining and petrochemical markets. Gross margin was 29.4% in the nine-month period compared with 15.3% for the first nine months of fiscal 2005 reflecting the leverage gained from higher volume. SG&A expense increased 27% to $7.5 million for the nine-month period. As a percentage of sales, SG&A was 19% and 21% for the first nine months of fiscal years 2006 and 2005, respectively. Net income improved by over $3.2 million to $2.6 million for the first nine months compared with a loss of $615 thousand in the prior year’s nine-month period. On a diluted per share basis, earnings were $0.70 and $(0.18) for the nine months ended December 31, 2005 and 2004, respectively.
Net cash generated by operating activities was $7.4 million for the nine months ended December 31, 2005, compared with net cash used by continuing operations of $2.5 million during the nine months of the previous fiscal year. The $9.9 million improvement in cash generated from operations for the nine-month period of this fiscal year was attributed to net income of $2.6 million, an increase in customer deposits due to increases in major project orders, as well as a reduction in inventories due to the implementation of lean manufacturing practices.
Capital expenditures for the third quarter were $447 thousand compared with $13 thousand in the third quarter last year. Total capital expenditures for the first nine months of the fiscal year were $927 thousand. Capital expenditures are expected to be approximately $1.5 million for fiscal year 2006 which ends March 31, 2006.
Outlook
Mr. Johnson continued, “Although we believe that booking opportunities are abundant, we are currently constrained by our engineering capacity. We have been steadily addressing this issue by adding additional engineers, upgrading our engineering and back-office software to improve productivity, applying lean initiatives to the engineering process, and outsourcing non-vacuum system engineering work. In addition, we will be recruiting engineers in China to augment our staff. We have increased our project and application engineering staff in Batavia by three since the end of last year,” Johnson added.
Due to the timing of the placement of orders by customers, the Company does not believe the normal fluctuations of bookings from quarter-to-quarter reflect the future sales potential for Graham. Rather, Graham believes that a six to 12-month perspective of orders received provides a better indication of demand trends.
Graham reaffirms its prior guidance that anticipated sales in Fiscal Year 2006 are expected to be in the range of $55 to $60 million. Gross margin for the full year is likely to be in the 28% to 31% range.
Mr. Johnson concluded, “We believe there are significant sales opportunities ahead in Asia and the Middle East, and we will continue to increase our investment in those markets. And, although we recognize the pricing pressures in these markets, we believe that the expansion of our engineering capabilities into these markets will over the long term deliver measurable benefits.”

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Graham Corporation Reports 25% Increase in Sales for Third Quarter
February 1, 2006
Webcast and Conference Call
Graham’s senior management team will host a conference call and webcast on February 1, 2006 at 10:30 a.m. eastern time to discuss Graham’s second quarter performance. The webcast can be accessed at www.graham-mfg.com. Participants should go to the website approximately 10 to 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. The teleconference can be accessed by calling (303) 262-2130 approximately 5 to 10 minutes prior to the call.
A replay of the call will be available through February 8, 2006 at 11:59 p.m. eastern time at (303) 590-3000, by entering passcode 11051205#. An archive of the webcast and a transcript of the teleconference will also be available at www.graham-mfg.com.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com

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Graham Corporation Reports 25% Increase in Sales for Third Quarter
February 1, 2006
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham expects or anticipates will occur in the future, including statements relating to the Graham’s anticipated revenues, foreign sales operations, its strategy to build its global sales representative channel and operations, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of Graham’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham’s forward-looking statements. Except as required by law, Graham disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
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Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
TABLES FOLLOW.

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Graham Corporation Reports 25% Increase in Sales for Third Quarter
February 1, 2006
Graham Corporation Third Quarter FY 2006
Consolidated Statements of Operations and Retained Earnings
(In thousands except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$13,504	$10,783	$39,297	$28,135
Cost of products sold	9,909	8,211	27,735	23,829

Gross profit	3,595	2,572	11,562	4,306
Gross profit margin	26.6%	23.9%	29.4%	15.3%
Selling, general and administrative (“SG&A”)	2,730	2,026	7,530	5,913
Other income	—	—	—	(1,592)
Other expense	—	648	—	648
Interest expense	4	9	13	19

Total SG&A and other income and expenses	2,734	2,683	7,543	4,988

Income (loss) from continuing operations before income taxes	861	(111)	4,019	(682)
Provision (benefit) for income taxes	301	(21)	1,406	(235)

Income (loss) from continuing operations	560	(90)	2,613	(447)
Income (loss) from discontinued operations (net of income tax expense (benefit) of $23 and $(89) for the three and nine-month periods ended December 31, 2004, respectively)	—	69	—	(168)

Net income (loss)	560	(21)	2,613	(615)

Retained earnings at beginning of period	15,958	16,562	14,082	17,322
Dividends	(94)	(83)	(271)	(249)

Retained earnings at end of period	$16,424	$16,458	$16,424	$16,458

Per Share Data:
Basic:
Income (loss) from continuing operations	$.15	$(.03)	$.73	$(.13)
Income (loss) from discontinued operations	—	.02	—	$(.05)

Net income (loss)	$.15	$(.01)	$.73	$(.18)

Basic weighted average shares	3,716,406	3,361,026	3,589,696	3,356,322

Diluted:
Income (loss) from continuing operations	$.15	$(.03)	$.70	$(.13)
Income (loss) from discontinued operations	—	.02	—	$(.05)

Net income (loss)	$.15	$(.01)	$.70	$(.18)

Diluted weighted average shares	3,846,411	3,361,026	3,720,407	3,356,322

Graham Corporation Reports 25% Increase in Sales for Third Quarter
February 1, 2006
Graham Corporation Third Quarter FY 2006
Consolidated Balance Sheets
(Dollar amounts in thousands)
(Unaudited)

	December 31,	March 31,
	2005	2005
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$206	$724
Investments	11,918	1,993
Trade accounts receivable, net of allowances ($30 and $28 at December 31 and March 31, 2005, respectively)	7,362	10,026
Unbilled revenue	4,173	3,620
Inventories, net	3,314	4,823
Domestic and foreign income taxes receivable	151	45
Deferred income tax asset	1,881	719
Prepaid expenses and other current assets	265	139

Total current assets	29,270	22,089
Property, plant and equipment, net	8,033	7,649
Deferred income tax asset	1,182	3,747
Other assets	70	44

Total assets	$38,555	$33,529

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$—	$1,872
Current portion of long-term debt	48	48
Accounts payable	4,200	3,374
Accrued compensation	3,028	2,802
Accrued expenses and other liabilities	1,263	1,494
Customer deposits	2,637	1,295

Total current liabilities	11,176	10,885
Long-term debt	41	44
Accrued compensation	261	213
Other long-term liabilities	250	364
Accrued pension liability	775	3,141
Accrued postretirement benefits	2,219	2,304

Total liabilities	14,722	16,951

Stockholders’ equity:
Preferred stock, $1 par value — Authorized, 500,000 shares
Common stock, $.10 par value — Authorized, 6,000,000 shares
Issued, 3,809,190 and 3,593,480 shares at December 31 and March 31, 2005, respectively	191	180
Capital in excess of par value	9,019	5,553
Retained earnings	16,424	14,082
Accumulated other comprehensive loss
Minimum pension liability adjustment	(1,698)	(1,698)
Cumulative foreign currency translation adjustment	(1)	—
Treasury stock (198,246 shares at March 31, 2005)	—	(1,385)
Notes receivable from officers and directors	(102)	(154)

Total stockholders’ equity	23,833	16,578

Total liabilities and stockholders’ equity	$38,555	$33,529

Graham Corporation Reports 25% Increase in Sales for Third Quarter
February 1, 2006
Graham Corporation Third Quarter FY 2006
Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2005	2004
Operating activities:
Income (loss) from continuing operations	$2,613	$(447)

Adjustments to reconcile income (loss) from continuing operations to net cash provided (used) by operating activities of continuing operations:
Non cash other income	—	(761)
Depreciation and amortization	590	585
Discount accretion on investments	(163)	(27)
(Loss) gain on disposal of property, plant and equipment	(2)	2
Deferred income taxes	1,403	(235)
(Increase) decrease in operating assets:
Accounts receivable	2,664	1,599
Unbilled revenue	(553)	—
Inventories	1,509	(3,282)
Domestic and foreign income taxes receivable/payable	(106)	858
Prepaid expenses and other current and non-current assets	(166)	(111)
Increase (decrease) in operating liabilities:
Accounts payable	826	(454)
Accrued compensation, accrued expenses and other current and non-current liabilities	446	(434)
Customer deposits	1,342	472
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(2,977)	(230)

Total adjustments	4,813	(2,018)

Net cash provided (used) by continuing operations	7,426	(2,465)
Net cash used by discontinued operations	—	(164)

Net cash provided (used) by operating activities	7,426	(2,629)

Investing activities:
Purchase of property, plant and equipment	(927)	(53)
Proceeds from sale of property, plant and equipment	1	—
Purchase of investments	(25,262)	(6,475)
Redemption of investments at maturity	15,500	9,903

Net cash (used) provided by investing activities of continuing operations	(10,688)	3,375
Net cash used by investing activities of discontinued operations	—	(75)

Net cash (used) provided by investing activities	(10,688)	3,300

Financing activities:
Decrease in short-term debt, net	(1,872)	—
Proceeds from issuance of long-term debt	1,226	—
Principal repayments on long-term debt	(1,262)	(31)
Issuance of common stock	1,294	83
Sale of treasury stock	3,568	—
Collection of notes receivable from officers and directors	52	22
Dividends paid	(261)	(249)

Net cash provided (used) by financing activities of continuing operations	2,745	(175)
Net cash used by financing activities of discontinued operations	—	(137)

Net cash provided (used) by financing activities	2,745	(312)

Effect of exchange rate changes on cash	(1)	(1)

Net (decrease) increase in cash and equivalents	(518)	358
Cash and cash equivalents at beginning of period	724	467

Cash and cash equivalents at end of period	$206	$825

Graham Corporation Reports 25% Increase in Sales for Third Quarter
February 1, 2006
Graham Corporation Third Quarter FY 2006
Additional Information
(from continuing operations)
Order and Backlog Trend
(Dollar amounts in thousands)

	Q105	Q205	Q305	Q405	FY 2005
	6/30/04	9/30/04	12/31/04	3/31/05	3/31/05
Orders	$13,487	$9,084	$13,953	$13,333	$49,857
Backlog	$18,776	$18,894	$22,145	$22,376	$22,376

	Q106	Q206	Q306	Nine
				Months
	6/30/05	9/30/05	12/31/05	FY 2006
Orders	$20,425	$12,833	$14,337	$47,595
Backlog	$31,145	$30,002	$30,278	$30,278
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